Exhibit 10.1

AMENDMENT NO. 6 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 6 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 13, 2011, by and between FTI Consulting, Inc., a Maryland corporation (“Company”), and Dennis J. Shaughnessy (“Executive”).

W I T N E S S E T H:

WHEREAS, Company and Executive entered into an Employment Agreement dated September 20, 2004, which was amended by Amendment No. 1 thereto dated April 23, 2007, Amendment No. 2 thereto dated December 31, 2008, Amendment No. 3 thereto dated January 2, 2009, Amendment No. 4 thereto dated June 2, 2010, and Amendment No. 5 thereto dated March 8, 2011 (collectively, the Employment Agreement and Amendments No. 1, No. 2, No. 3, No. 4 and No. 5 thereto, are referred to herein as the “Agreement”); and

WHEREAS, Company and Executive desire to further amend certain terms and conditions of the Agreement as set fort herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, Company and Executive hereby agree as follows:

1. Retention Award. Executive shall be entitled to receive a lump-sum cash payment in the amount of $1,500,000 (the “Retention Award”), payable within ten (10) business days following the date hereof, subject to Executive’s continued employment with the Company on the applicable date of payment. In the event that Executive’s employment with Company terminates as a result of a termination by Company for “Cause” (as defined in Section 9(b) of the Agreement) or by Executive without “Good Reason” (as defined in Section 9(e) of the Agreement) at any time prior to December 31, 2013, Executive shall be required to repay to Company, within thirty (30) days following the date of such termination, a pro rata portion of the Retention Award calculated by multiplying the total amount of the Retention Award by a fraction, the numerator of which is the number of calendar days remaining in the two (2)-year period from January 1, 2012 through December 31, 2013 following the date of such termination and the denominator of which is 730. The foregoing payment shall be subject to withholding for all federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

2. Equity Grant. Executive shall be granted $2,000,000 worth of common stock of Company, valued as of the date of this Amendment (the “Equity Grant”). The Equity Grant shall vest in seven (7) equal annual installments, beginning on the first anniversary of the date of this Amendment and continuing on the following six (6) anniversaries of the date of this Amendment, provided that Executive is employed with Company on each such anniversary, such that the Equity Grant will be fully vested on the seventh anniversary of the date of this Amendment. The Equity Grant will vest in full immediately upon the termination of Executive’s employment (i) by Company without

“Cause” (as defined in Section 9(b) of the Agreement), (ii) by Executive with “Good Reason” (as defined in Section 9(e) of the Agreement), or (iii) due to Executive’s death or “Disability” (as defined in Section 9(d) of the Agreement), and will have such other terms and conditions as are contained in Company’s standard form of restricted stock award agreement. Vesting of the Equity Grant will continue through the Transition Period and through any period during which Executive is serving as a member of the Board of Directors of the Company.

3. Term of Employment. Section 2(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Employment Term. Executive’s full-time employment under this Agreement will begin as of October 18, 2004 (the “Effective Date”) and continue for a term to and including December 31, 2013 (the “Employment Term”) or such earlier date as Executive’s employment terminates under Section 9.”

4. Good Reason Definition. Section 9(e) of the Agreement is hereby amended and restated in its entirety as follows:

“(e) Termination by Executive for Good Reason. Executive may resign for “Good Reason” if, without Executive’s prior written consent:

(i) Company assigns Executive duties materially and adversely inconsistent with Executive’s positions as described in this Agreement;

(ii) there occurs a material diminution in Executive’s titles, duties, responsibilities or status (which the parties acknowledge and agree shall occur if Company ceases to be a public company);

(iii) Company materially reduces Executive’s target annual bonus level for any year below the target for the preceding year, other than as a result of a decline in Company’s results of operations or other adverse event;

(iv) Company materially breaches a material provision of this Agreement; or

(v) Company changes Executive’s principal place of employment to a place other than Baltimore, Maryland, New York, New York, West Palm Beach, Florida or such other location as may be mutually agreeable to Executive and Company.

Before resigning for Good Reason, Executive must specify in writing to Company the nature of the act or omission that Executive deems to constitute Good Reason and, if the situation can be cured, give

Company at least 30 days after receipt of such notice to correct the situation (and thus prevent Executive’s resignation for Good Reason). Upon the effectiveness of any such termination for Good Reason, Executive’s obligations during the Transition Period shall commence pursuant to Section 3(b).”

5. Change of Control Severance. The introductory paragraph of Section 10(c) of the Agreement is hereby amended and restated in its entirety as follows:

“(c) On or After a Change of Control — Termination by Company Without Cause or by Executive for Good Reason. Executive will be entitled to receive the payments and benefits set forth in this Section 10(c), in lieu of the payments and benefits set forth in Section 10(b), if Executive’s employment is terminated during the Employment Term (1) by Executive for Good Reason coincident with or during the 24-month period after a Change of Control occurs, or (2) by Company without Cause coincident with or during the 24-month period after a Change of Control occurs:”

6. Section 280G Matters. Section 11 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 11. Section 280G Matters. Notwithstanding any other provision of this Agreement to the contrary, in the event that any payment that is either received by Executive or paid by Company on Executive’s behalf or any property, or any other benefit provided to Executive under this Agreement or under any other plan, arrangement or agreement with Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of Company (or in the ownership of a substantial portion of the assets of Company) or any person affiliated with Company or such person (but only if such payment or other benefit is in connection with Executive’s employment by Company) (collectively the “Company Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (and any similar tax that may hereafter be imposed by any taxing authority), then Executive will be entitled to receive either (i) the full amount of the Company Payments, or (ii) a portion of the Company Payments having a value equal to $1 less than three (3) times Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Internal Revenue Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Internal Revenue Code, results in the receipt by Executive on an after-tax basis, of the greatest portion of the Company Payments. Any determination required under this Section 11 shall be made in writing by the independent public accountant of Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon Company and Executive. For purposes of making any calculation required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Internal Revenue Code. If there is a reduction of the Company Payments pursuant to this Section 11, such reduction shall occur in the following order: (A) any cash severance payable by reference to Executive’s Base Salary or annual bonus, (B) any other cash amount payable to Executive, (C) any employee benefit valued as a “parachute payment,” and (D) acceleration of vesting of any outstanding equity award. For the avoidance of doubt, in the event that additional Company Payments are made to Executive after the application of the cutback in this Section 11, which additional Company Payments result in the cutback no longer being applicable, Company shall pay Executive an additional amount equal to the value of the Company Payments that were originally cutback. Company shall determine at the end of each calendar year whether any such restoration is necessary based on additional Company Payments (if any) made during such calendar year, and shall pay such restoration within ninety (90) days following the last day of such calendar year. For the avoidance of doubt, in no event whatsoever shall Executive be entitled to a tax gross-up or other payment in respect of any Excise Tax, interest or penalties that may be imposed on the Company Payments by reason of the application of Section 280G or Section 4999 of the Internal Revenue Code.”

7. Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Agreement shall remain in full force and effect.

8. Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Agreement.

9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have signed this Amendment on the date first above written.

FTI CONSULTING, INC.

By:	/S/ ERIC B. MILLER
Name:	Eric B. Miller
Title:	Executive Vice President and General Counsel

EXECUTIVE

By:	/S/ DENNIS J. SHAUGHNESSY
Dennis J. Shaughnessy